June 27, 2000



BOK Financial Corporation
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, OK  74192


     Re: BOK Financial Corporation SEC Registration Statement on Form S-8: BOK Financial Corporation (Trading Symbol "BOKF"): 10,000 Shares of BOKF Common Stock to be Issued Pursuant to the BOK Financial Corporation Thrift Plan for Hourly Employees.


Ladies and Gentleman:

     I have acted as counsel to BOK Financial Corporation ("BOKF") in connection with BOKF's Registration Statement on Form S-8 being filed on or about June 27, 2000 with the Securities and Exchange Commission which respect to the shares of Common Stock (the "Common Stock"), $0.00006 par value, of BOKF, authorized for issuance under the BOK Financial Corporation Thrift Plan for Hourly Employees. I have reviewed BOKF's Registration Statement on Form S-8, BOKF's Certificate of Corporation, BOKF's By-laws, and such corporate proceedings of BOKF as I have deemed appropriate for purposes of rendering this opinion. In my opinion, upon issuance of the shares of Common Stock pursuant to the terms of the BOK Financial Corporation Thrift Plan for Hourly Employees, such shares will be duly and validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                           Sincerely,

                                           /s/ Frederic Dorwart

                                           Frederic Dorwart